Exhibit 4.3

NEGEVTECH LTD.

2002 SHARE OPTION PLAN (as amended 2004 & 2005 & 2007)

    1.        Purposes of the Plan. The purposes of this Share Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Employees, Directors and Consultants of the Company and its Parents or Subsidiaries and to promote the success of the Company’s business. Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant.

    2.        Definitions. As used herein, the following definitions shall apply:

(i) “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 hereof.

    (ii)        “Applicable Laws” means the requirements relating to the administration of share option plans under the applicable laws of the State of Israel (except for matters with respect to the Code and the I.R.S., and, in such cases, the laws of the United States shall apply).

(iii) “Articles” means the Articles of Association of the Company.

(iv) “Board” means the Board of Directors of the Company.

    (v)        “Cause” shall mean any of (i) a material breach by an Optionee of the Optionee’s obligations under any agreement with the Company or its Subsidiary; (ii) the commission by an Optionee of an act of fraud or embezzlement against the Company or any of its Subsidiaries or the willful taking of action injurious to the business or prospects of the Company or any of its Subsidiaries; (iii) the conviction of an Optionee of a felony; and (iv) an Optionee’s involvement with an act which constitutes breach of trust between the Optionee and the Company or any of its Subsidiaries.

(vi) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(vii) “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 hereof and the Articles.

(viii) “Company” means Negevtech Ltd., a corporation incorporated under the laws of the State of Israel.

(ix) “Consultant” means any person who is engaged by the Company or any Subsidiary of the Company to render consulting or advisory services to such entity.

(x) “Director” means a member of the Board of Directors of the Company.

    (xi)        “Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary. An Employee shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(xii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(xiii) “Fair Market Value” means, as of any date, the value of a Share determined as follows:

    (a)        If the Shares are listed on the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid, if no sales were reported) as quoted on such system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

    (b)        If the Shares are listed on the Tel Aviv Stock Exchange, but are not traded on the Nasdaq National Market or The Nasdaq Small Cap Market, their Fair Market Value shall be the closing sales price for such Shares (or the closing bid if no sales were reported) as quoted on such exchange for the last market trading day prior to the time of determination, as reported in Globes, HaAretz or such other source as the Administrator deems reliable;

    (c)        If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, their Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(d) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

(xiv) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(xv) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(xvi) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(xvii) “Option” means a share option granted pursuant to the Plan.

    (xviii)        “Option Agreement” means a written agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

(xix) “Optioned Shares” means the Shares subject to an Option.

(xx) “Optionee” means the holder of an outstanding Option granted under the Plan.

(xxi) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(xxii) “Plan” means this 2002 Share Option Plan.

(xxiii) “Service Provider” means an Employee, Director or Consultant.

(xxiv) “Share” means a share of the Company’s Ordinary Shares having a nominal value of NIS 1.00, as adjusted in accordance with Section 11 below.

(xxv) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

    3.        Shares Subject to the Plan. Subject to the provisions of Section 11 of the Plan, the maximum aggregate number of Shares that may be subject to option and sold under the Plan is 420,012 Shares. The Shares may be authorized, but unissued, or reacquired.

If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); provided, however, that Shares that have actually been issued under the Plan shall not be returned to the Plan and shall not become available for future distribution under the Plan.

    4.        Administration of the Plan.

(i) Procedure. The Plan shall be administered by the Board or a Committee appointed by the Board, subject to the Articles, which Committee shall be constituted to comply with Applicable Laws.

    (ii)        Powers of the Administrator. Subject to Applicable Law, the provisions of the Plan and, in the case of a Committee, the specific duties delegated by the Board to such Committee, and subject to the approval of any relevant authorities, the Administrator shall have the authority, in its discretion:

(a)	to recommend to the Board to update the Fair Market Value;

(b)	to grant Options and to select the Service Providers to whom Options may from time to time be granted hereunder;

(c)	to determine the number of Shares to be covered by each such award granted hereunder;

(d)	to approve forms of agreement for use under the Plan;

(e)	to determine the terms and conditions of any Option granted hereunder;

(f)	to recommend to the Board to reduce the exercise price of any Option to the then current Fair Market Value, if the Fair Market Value of the Shares covered by such Option has declined since the date of grant of the Option as defined in Section 12 below (the “Date of Grant”);

(g)	to prescribe, amend and rescind rules and regulations under the Plan;

(h)	to construe and interpret the terms of the Plan and awards granted pursuant to the Plan.

(iii) Effect of Administrator’s Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Optionees.

    5.        Eligibility.

(i) Nonstatutory Stock Options may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

    (ii)        Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 5(ii), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

    (iii)        The Plan shall not confer upon any Optionee any right with respect to continuing the Optionee’s relationship as a Service Provider with the Company, nor shall it interfere in any way with his or her right or the Company’s right to terminate such relationship at any time, with or without cause.

    6.        Term of Plan. The Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years, unless sooner terminated under Section 13 of the Plan.

    7.        Term of Option. The term of each Option shall be stated in the Option Agreement; provided, however, that the term of an Incentive Stock Option shall be no more than ten (10) years from the Date of Grant thereof; provided, further that the term of an Incentive Stock Option granted to an Optionee who, at the time the Option is granted, owns shares representing more than ten percent (10%) of the voting power of all classes of issued and outstanding share capital of the Company or any Parent or Subsidiary, shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

    8.        Option Exercise Price and Consideration.

(i) The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be such price as is determined by the Administrator, but shall be subject to the following:

(a) In the case of an Incentive Stock Option

    (I)        granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns shares representing more than ten percent (10%) of the voting power of all classes of issued and outstanding share capital of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the Date of Grant.

(II) granted to any other Employee, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

(b) In the case of a Nonstatutory Stock Option

    (I)        granted to a Service Provider who, at the time of grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

(II) granted to any other Service Provider, the per Share exercise price shall be no less than 85% of the Fair Market Value per Share on the date of grant.

    (c)        Notwithstanding the foregoing, pursuant to a merger or other corporate transaction, Options may be granted in substitution for options held by service providers of another corporation with per Share exercise prices of less than 100% of Fair Market Value on the Date of Grant.

    (ii)        The consideration to be paid for the Shares to be issued upon exercise of an Option, including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the Date of Grant) and may consist entirely of (1) cash, (2) check, (3) promissory note, or (4) any combination of the foregoing methods of payment. To the extent that the consideration paid for the Shares is denominated in US Dollars, the exchange rate to be used to obtain a New Israeli Shekel value of such consideration shall be the noon buying rate as reported by the Federal Reserve Bank of New York (expressed in New Israeli Shekels per unit of US Dollar) on the date of exercise of the Option. The Administrator shall determine, at its own discretion, the type of consideration to be accepted by the Company. Unless determined otherwise the consideration shall be paid to the Company in US Dollars.

    9.        Exercise of Option.

    (i)        Procedure for Exercise; Rights as a Shareholder. Any Option granted hereunder shall be exercisable according to the terms of the Plan and the Option Agreement, and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Options granted to Employees and Consultants shall vest over four years, in such manner that upon each anniversary of the granting of the Option ¼ (quarter) of the Options granted shall become exercisable, unless specified otherwise in the Option Agreement and subject to the discretion of the Administrator, provided that in any event, except in the case of Options granted to Officers, Directors and Consultants, Options shall become exercisable at a rate of no less than 20% per year over five (5) years from the date the Options are granted. An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company receives: (i) written notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Unless otherwise determined by the Administrator, generally or in any particular instance, Shares issued upon exercise of an Option shall be issued in the name of the Optionee to Wilson Sonsini Goodrich & Rosati as trustee (the “Trustee”), to be held by the Trustee on behalf of the Optionee until the initial underwritten public offering of equity securities of the Company pursuant to an effective registration statement, prospectus or similar document in Israel or such other jurisdiction as is determined by the Board (the “IPO”). Shares registered in the Trustee’s name shall be represented at all meetings of shareholders of the Company and shall be voted by the Trustee in accordance with the instructions of the Optionee and in the absence of such instructions they shall abstain. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or any other rights as a shareholder shall exist with respect to the Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 11 of the Plan.

Exercise of an Option in any manner shall result in a decrease in the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

    (ii)        Termination of Relationship as a Service Provider. If an Optionee ceases to be a Service Provider, other than upon the Optionee’s death, Disability or termination for Cause, the Optionee may exercise his or her Options within such period of time (of at least ninety (90) days) as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (iii)        Disability of Optionee. If an Optionee ceases to be a Service Provider as a result of the Optionee’s disability, the Optionee may exercise his or her Option within such period of time (of at least one year) as is specified in the Option Agreement to the extent the Option is vested on the date of termination, but in no event later than the expiration date of the term of such Option as set forth in the Option Agreement. If, on the date of termination, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Option is not exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. If such disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option on the day three months and one day following such termination.

    (iv)        Death of Optionee. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time (of at least one year) as is specified in the Option Agreement to the extent that the Option is vested on the date of death (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement) by the Optionee’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance. If, at the time of death, the Optionee is not vested as to the entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

    (v)        Termination for Cause. If an Optionee ceases to be a Service Provider for Cause the Options held by or on behalf of such Optionee shall immediately expire upon the earlier of such termination of notice of termination, unless otherwise provided in the Option Agreement.

    10.        Limited Transferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, and may be exercised during the lifetime of the Optionee, only by the Optionee. Notwithstanding the foregoing, Options may be transferred (i) by will, (ii) by the laws of descent and distribution, and (iii) if the Administrator in its sole discretion shall so decide, as permitted by Rule 701 of the Securities Act of 1933, as amended.”

    11.        Adjustments Upon Changes in Capitalization or Merger.

    (i)        Changes in Capitalization. In the event the Shares shall be subdivided or combined into a greater or smaller number of Shares or if, upon a reorganization, recapitalization or the like, the Shares shall be exchanged for other securities of the Company, each Optionee shall be entitled, subject to the conditions herein stated, to purchase such number of Shares or amount of other securities of the Company as were exchangeable for the number of Shares of the Company which such Optionee would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; provided, however, that the Administrator shall make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

In the event that the Company shall issue any of its Shares or other securities as bonus shares or a stock dividend upon or with respect to any Shares which shall at the time be subject to an Option hereunder, each Optionee upon exercising such Option shall be entitled to receive (for the purchase price payable upon such exercise), the Shares as to which he or she is exercising such Option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such bonus shares or stock dividend were declared, and such amount of Shares (and the amount in lieu of fractional Shares) as is equal to the Shares which he would have received had he been the holder of the Shares as to which he is exercising his Option at all times between the Date of Grant of such Option and the date of its exercise.

Upon the occurrence of any of the foregoing events, the class and aggregate number of Shares or other securities issuable pursuant to the Plan, in respect of which Options have not yet been granted, shall also be appropriately adjusted to reflect the events specified above; provided, however, that the Administrator shall make such adjustments to the extent required by Section 25102(o) of the California Corporations Code.

    (ii)        Dissolution or Liquidation. In the event the Board of Directors (or, if approval of the shareholders is required, the shareholders of the Company) shall approve the adoption of any plan or proposal for the liquidation or dissolution of the Company then, unless the applicable Optionee’s Option Agreement provides otherwise, one-half of the outstanding options held by or for the benefit of any Optionee and to which the Option would not otherwise be exercisable shall be accelerated and become immediately vested and exercisable.

    (iii)        Merger or Asset Sale. In the event of a merger or consolidation of the Company with or into another corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation), or the sale of substantially all of the assets of the Company (each, a “Significant Event”), each outstanding Option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option becomes fully vested as set forth above, the Administrator shall notify the Optionee in writing or electronically that the Option shall be fully exercisable for a period of time from the date of such notice as determined by the Administrator, and the Option shall terminate upon expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following a Significant Event, the option confers the right to purchase or receive, for each Share of Optioned Shares immediately prior to such Significant Event, the consideration (whether shares, cash, or other securities or property) received in the Significant Event by holders of Shares for each Share held on the effective date of the transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Significant Event is not solely ordinary shares (or their equivalent) of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share of Optioned Shares, to be solely ordinary shares (or their equivalent) of the successor corporation or its Parent equal in fair market value to the per Share consideration received by holders of in the Significant Event. In addition to the foregoing, effective from the consummation of the IPO, each of the following shall also be considered a “Significant Event”: (i) any person or group other than the Company making a tender offer or exchange offer to acquire any Shares (or securities convertible into Shares) for cash, securities or any other consideration, provided that (y) at least a portion of such Shares sought pursuant to the offer in question is acquired; and (z) after consummation of such offer, the purchaser in question is the beneficial owner, directly or indirectly, of 20% or more of the outstanding Shares; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board ceased for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

    (iv)        Termination Following a Significant Event. If within twelve (12) months following a Significant Event (a) the employment of an Optionee with the Company or its Subsidiary is terminated by the Company or its Subsidiary (other than for Cause); or (b) an Optionee resigns his employment with the Company or with its Subsidiary within such period due to an adverse change in his position with the Company or its Subsidiary, then such Optionee shall fully vest in and have the right to exercise all of his Options as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable.

    12.        Date of Grant. The date of grant of an Option shall, for all purposes, be the date on which the Administrator makes the determination granting such Option, or such other date as is determined by the Board. Notice of the determination shall be given to each Service Provider to whom an Option is so granted within a reasonable time after the date of such grant.

    13.        Amendment and Termination of the Plan.

(i) Amendment and Termination. The Board may at any time amend, alter, suspend or terminate the Plan.

    (ii)        Shareholder Approval. The Board shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws. In addition to the foregoing, the Board shall obtain shareholder approval upon the increase of the number of Shares as to which Options may be granted under the Plan (except as provided in Section 11) and the extension of the Term of the Plan.

    (iii)        Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan shall adversely affect the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

    14.        Conditions Upon Issuance of Shares.

    (i)        Legal Compliance. Shares shall not be issued pursuant to the exercise of an Option unless the exercise of such Option and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

    (ii)        Investment Representations. As a condition to the exercise of an Option, the Administrator may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

    15.               Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    16.        Reservation of Shares. The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    17.        Shareholder Approval. The Plan shall be subject to approval by the shareholders of the Company within twelve (12) months after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

    18.        Information To Optionees. The Company shall provide to each Optionee, annually during the period for which such Optionee has one or more Options outstanding, copies of the financial statements of the Company, at such time after the close of each fiscal year of the Company as such statements are released by the Company to its shareholders. The Company shall not be required to provide such information to key employees whose duties in connection with the Company assure their access to equivalent information.